Exhibit 10.1

DARÉ BIOSCIENCE, INC.
PERFORMANCE BONUS PLAN

1.	Purpose
This Performance Bonus Plan (this “Plan”) is intended to provide an incentive for superior work and to motivate eligible employees of Daré Bioscience, Inc. (the “Company”) and its subsidiaries toward even higher achievement and business results, to tie their goals and interests to those of the Company and its stockholders, and to enable the Company to attract and retain highly qualified employees. This Plan is for the benefit of Participants (as defined below).

2.	Participants
From time to time, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company may select certain employees of the Company or its subsidiaries to be eligible to receive cash bonuses under this Plan with respect to a particular performance period (the employees so selected, “Participants”). Participation in this Plan does not change the “at will” nature of a Participant’s employment with the Company or any of its subsidiaries.

3.	Administration
The Compensation Committee shall have the sole discretion and authority to administer and interpret this Plan. Subject to applicable law, rules and regulations, from time to time, the Compensation Committee may request that the Board exercise any of the discretion or authority of the Compensation Committee under this Plan.

4.	Bonus Determinations

(a)
Performance Goals. A Participant may receive a cash bonus payment under this Plan based upon the achievement of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including the following: developmental, clinical or regulatory milestones; clinical trial results; business development and financing milestones; acquisitions or strategic transactions; revenue; expense levels; total shareholder return; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Company’s common stock; economic value-added; sales or revenue milestones; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; publications; reimbursement decisions; working capital; earnings (loss) per share of the Company’s common stock; sales or market share; number of customers or units of products sold; and operating income and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices and/or (E) measured on a pre-tax or post-tax basis (if applicable). Further, any Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets. The Performance Goals may differ from Participant to Participant.

(b)
Calculation of Performance Goals. At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee and which is consistently applied with respect to a Performance Goal in the relevant performance period. The Compensation Committee shall determine when a performance period begins and ends.

(c)	Target; Minimum; Maximum. Each Performance Goal will have a “target” (100 percent attainment of the Performance Goal) and may also have a “minimum” hurdle and/or a “maximum” amount.

(d)
Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(d): (i) any bonuses paid to Participants under this Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals (certain Performance Goals may be given more weight than others), (ii) bonus formulas for Participants shall be adopted in each performance period by the Compensation Committee and communicated to each Participant and (iii) no bonuses shall be paid to Participants unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives relating to the Performance Goals. Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under this Plan based on achievement of one or more individual performance objectives or pay bonuses (including, without limitation, discretionary bonuses) to Participants under this Plan based on individual performance goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.

(e)
Individual Target Bonuses. The Compensation Committee shall establish a target bonus opportunity for each Participant for each performance period (the “Target Bonus”). For each Participant, the Compensation Committee shall have the authority to apportion the Target Bonus so that a portion of it is tied to attainment of Performance Goals and a portion of it is tied to attainment of individual performance objectives.

(f)
Employment Requirement. Subject to any additional terms contained in a written agreement between the Participant and the Company or any of its subsidiaries, the payment of a bonus to a Participant under this Plan with respect to a performance period is conditioned on the Participant’s employment by the Company or its subsidiary on the bonus payment date. If a Participant was not employed by the Company or its subsidiary for an entire performance period, the Compensation Committee may pro rate the bonus based on the number of days employed during such period.

5.	Timing of Payment

(a)
With respect to Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Performance Goals will be measured as of the end of each performance period and after such period has ended; provided, that with respect to any Performance Goals that are dependent on financial metrics as reported in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission for any particular period, such Performance Goals will be measured after the applicable periodic reports have been so filed. If the Performance Goals and/or individual goals for a performance period are met, payments will be made as soon as practicable following the end of such performance period, but not later than 74 days after the end of the fiscal year in which such performance period ends.

(b)
With respect to Performance Goals established and measured on an annual or multi-year basis, Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) and after such period has ended; provided, that with respect to any Performance Goals that are dependent on financial metrics as reported in the Company’s periodic reports filed with the U.S. Securities and Exchange Commission for any particular period, such Performance Goals will be measured after the applicable periodic reports have been so filed. If the Performance Goals and/ or individual goals for any performance period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.

(c)	For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year.

6.	Amendment and Termination
The Company, acting through the Board, reserves the right to, and may, amend or terminate this Plan at any time in its sole discretion.

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